Exhibit 10.1
ROGERS CORPORATION
2026 EMPLOYEE STOCK PURCHASE PLAN
1.Purpose. The purpose of the Rogers Corporation 2026 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company, Participating Subsidiaries and Participating Affiliates with the continued opportunity to acquire an interest in the Company through the purchase of shares of Common Stock.
If the Plan is approved by the Company’s shareholders at its 2026 annual meeting of shareholders, it will replace the Rogers Corporation Employee Stock Purchase Plan, as approved by the Company’s shareholders on April 26, 2001, as amended from time to time (the “Prior Plan”) with respect to offering periods commencing on or after June 16, 2026.
The Plan includes two components: a Section 423 of the Code component (the “423 Component”) and a non-Section 423 of the Code component (the “Non-423 Component”). The Company intends that the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and the 423 Component of the Plan shall be interpreted in a manner that is consistent with that intent. In addition, the Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.
2.    Definition.
“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
“Board” means the board of directors of the Company, as constituted from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include any regulations promulgated thereunder.
“Committee” means the Compensation and Organization Committee of the Board, or any successor thereto, provided that the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters that under applicable law are required to be determined in the sole discretion of the Committee or a committee of independent directors.
“Common Stock” means the common stock of the Company, par value USD 1.00 per share.
“Company” means Rogers Corporation, a Massachusetts corporation.
“Compensation” means (unless otherwise determined by the Committee prior to an Offering Period) base salary and base wages, including compensation for overtime, and cash incentives and bonuses paid to an Eligible Employee by the Company, a Participating Subsidiary

or a Participating Affiliate as compensation for services to the Company, a Participating Subsidiary or a Participating Affiliate, before deduction for any contributions from such compensation made by the Eligible Employee to a tax-qualified plan under Section 401(k) of the Code, a non-qualified deferred compensation plan, or a cafeteria plan. The Committee shall have the discretion to determine the manner of application of this definition to Employees outside the U.S.
“Contributions” means the payroll deductions or, if permitted by the Committee to comply with non-U.S. requirements for the Non-423 Component, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.
“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” means the date on which the Plan was approved by the Company’s shareholders.
“Employee” means any person who renders services to the Company, a Participating Subsidiary or a Participating Affiliate as an employee pursuant to an employment relationship with such Employer. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months (or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2)), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following the end of such three-month period (or such other period specified in Treasury Regulation Section 1.421-1(h)(2)). For purposes of the Non-423 Component, the Committee shall have the authority to determine the circumstances pursuant to which the employment relationship shall be treated as continuing intact while the individual is on a leave of absence.
“Eligible Employee” means, for the 423 Component, any Employee of the Company or a Participating Subsidiary; provided, however, the Committee may exclude any of the following Employees from participation in the Plan or a particular Offering, subject to the terms and conditions of Treasury Regulation Section 1.423-2(e): (i) Employees who have been employed for less than two years; (ii) Employees whose customary employment is 20 hours or less per week, (iii) Employees whose customary employment is for less than five months in any calendar year; (iv) highly compensated employees (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act; or (v) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion. For the Non-423 Component, unless otherwise determined by the Committee, “Eligible Employee” means an Employee who is employed by a Participating Affiliate.
“Employer” means, with respect to an Offering Period, the entity to which an Employee renders service pursuant to an employment relationship, be it the Company, a Participating Subsidiary or a Participating Affiliate.
“Enrollment Form” means a document pursuant to which an Eligible Employee may elect to enroll in the Plan, authorize a new level of Contributions, or stop Contributions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated Contributions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Fair Market Value” means, as of any date, (i) if the shares are listed on any established stock exchange or a national market system, the closing price of a share of Common Stock (or if no sales were reported, the closing price on the date most immediately preceding such date on which date there was a closing price) as quoted on such exchange or system on the day of determination, or (ii) in the absence of an established market for the shares, an amount determined in good faith by the Committee, with such determination conclusive and binding on all persons.
“Offering” means the grant of rights to an Eligible Employee to purchase shares of Common Stock during an Offering Period in accordance with the Plan. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which different Eligible Employees of the Company or one or more Participating Subsidiaries or Participating Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.
“Offering Date” means the first Trading Day of each Offering Period, as designated by the Committee.
“Offering Period” means (x) the six month period starting on December 16 of each year and ending on June 15 of the following year, and (y) the six month period starting on June 16 of each year and ending on December 15 of the same year; provided that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of 27 months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods.
“Participant” means an Eligible Employee who is actively participating in the Plan.
“Participating Affiliates” means such Affiliates that the Committee designates in its sole discretion as eligible to participate in the Non-423 Component from time to time.
“Participating Subsidiaries” means such Subsidiaries that the Committee designates in its sole discretion as eligible to participate in the 423 Component from time to time.

“Plan” means this Rogers Corporation 2026 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as may be amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.
“Purchase Price” means an amount equal to 85% of the lesser of (i) the Fair Market Value of a share of Common Stock on the Offering Date and (ii) the Fair Market Value of a share of Common Stock on the Purchase Date. Prior to an Offering Period, the Committee may (i) change the percentage stated above to more than 85% or (ii) change the Purchase Price so that it means an amount equal to 85% or more of the Fair Market Value of a share of Common Stock on the Purchase Date. Notwithstanding anything to the contrary herein, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Subsidiary” means any corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
“Trading Day” means any day on which the established stock exchange or national market system upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
“U.S.” means the United States of America
3.    Administration.
3.1    The Committee shall administer the Plan. All expenses of administering the Plan shall be borne by the Company or its Affiliates.
3.2    Subject to the terms of the Plan and applicable laws, the Committee shall have the full power and authority to administer the Plan, including, without limitation, the authority to: (i) designate Participants; (ii) appoint the Designated Broker and direct the administration of the Plan by the Designated Broker in accordance with the provisions herein set forth; (iii) adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iv) determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan, including whether an Employee shall be eligible to participate in the 423 Component or the Non-423 Component, and the range of permissible percentages of Compensation an Eligible Employee may specify to be withheld or contributed and the maximum amount; (v) designate which entities shall be Participating Subsidiaries or Participating Affiliates; (vi) enforce the terms of the Plan and the rules and regulations it adopts; (vii) direct or cause the Designated Broker to direct the distribution of the shares of Common Stock purchased hereunder; (viii) furnish or cause the Designated Broker to furnish the Employer with information that the Employer may require for tax or other purposes; (ix) engage the service of counsel (who may, if appropriate, be counsel for the Company or its Affiliates) and agents whom it may deem advisable to assist it with the performance of its duties; (x) prescribe procedures to be followed by Eligible Employees in electing to participate in the Plan; (xi) receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan; (xii) maintain, or cause the Designated Broker to maintain, separate accounts in the name of each Participant to reflect the Participant’s ESPP Share Account under the Plan; (xiii) interpret and construe the Plan in its sole discretion; (xiv) correct any defect or administrative error, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect; and (xv) make any changes or modifications necessary to administer and implement the provisions of the Non-423 Component of the Plan in any non-U.S. jurisdiction to the fullest extent possible, including adopting and amending sub-plans with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and sub-plans, which, for purposes of the Non-423 Component, may be outside of the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, the dates and duration of Offering Periods or other periods during which Participants may make Contributions toward the purchase of shares of Common Stock, the method of determining the Purchase Price and the discount from Fair Market Value at which shares of Common Stock may be purchased, any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable sub-plan or policy, the treatment of options to purchase shares of Common Stock upon a change in control or a change in capitalization of the Company, the handling of Contributions, the making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of issuances of shares of Common Stock and stock certificates that vary with applicable local requirements. The Committee’s decisions shall be final and binding on all persons.
3.3    To the extent not prohibited by applicable laws, the Committee, from time to time, may appoint one or more officers or employees of the Company to carry out some or all of its responsibilities under the Plan as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the appointment. For purposes of the Plan, reference to the Committee will be deemed to refer to any such appointee to the extent of their authority as a result of the appointment.
4.    Eligibility.
4.1    Unless otherwise determined by the Committee (in a manner consistent with Section 423 of the Code for Offerings under the Section 423 Component), any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code for Offerings under the Section 423 Component.

4.2    Notwithstanding any provision of the Plan to the contrary, (i) no Eligible Employee shall be granted an option under the Plan if immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, and (ii) in accordance with Section 423(b)(8) of the Code, no Eligible Employee shall be granted an option under the Plan to the extent such option would permit such Eligible Employee’s rights to purchase stock under the Plan and all other employee stock purchase plans of the Company and any Subsidiary to accrue at a rate which exceeds USD 25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding.
5.    Offering Periods.
5.1    The plan shall be implemented by a series of Offering Periods, with the first Offering Period commencing on June 16, 2026, unless otherwise determined by the Committee. The Committee shall specify whether the Offering Period applies to the 423 Component, the Non-423 Component, or both. The Committee may establish different Offering Periods for the 423 Component and the Non-423 Component. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.
5.2    Unless otherwise specified by the Committee, each offering to Eligible Employees shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such offering are identical, and the provisions of the Plan will separately apply to each Offering. For the 423 Component, to the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).
6.    Participation.
6.1    Enrollment and Payroll Deductions. Unless otherwise determined by the Committee prior to any applicable Offering Period, the enrollment period for Offering Periods commencing on (i) December 16 will begin on the preceding November 1 and conclude on November 30 of the same year and (ii) June 16 will begin on the preceding May 1 and conclude on May 31 of the same year. An Eligible Employee may elect to participate in the Plan by completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, an Eligible Employee elects to have Contributions made in an amount equal to a whole percentage of Employee’s Compensation (no less than 1% and no greater than 15% (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins)), on each pay day occurring during an Offering Period. By submitting an Enrollment Form, an Eligible Employee authorizes making Contributions by way of payroll deductions from such Employee’s paycheck on an after-tax basis. To the extent necessary to comply with non-U.S. requirements for the Non-423 Component, the Committee may permit Eligible Employees participating in a specified Offering Period to contribute amounts to the Plan through payment by cash, check or other means on each payroll date or such other period determined by the Committee. Except as otherwise provided by the Committee, Contributions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date unless sooner altered or terminated by the Participant or otherwise as provided in the Plan. The Company shall maintain records of all Contributions but shall have no obligation to pay interest on Contributions or to hold such amounts in a trust or in any segregated account unless required by applicable law. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
6.2    Election Changes. Unless otherwise determined by the Committee (in a manner consistent with Section 423 of the Code for the 423 Component) and subject to applicable laws:
6.2.1    A Participant may decrease or increase such Participant’s rate of Contributions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of Contributions during the enrollment period immediately preceding the next Offering Period.
6.2.2    A Participant may not decrease or increase such Participant’s rate of Contributions for an Offering once an Offering Period has commenced. Notwithstanding the foregoing, a Participant may withdraw from an Offering once the Offering Period has commenced, pursuant to Section 10 herein.
6.3    Automatic Re-Enrollment. Unless otherwise provided by the Committee, the Contribution rate selected by a Participant in an Enrollment Form shall remain in effect for subsequent Offering Periods, unless the Participant (i) submits a new Enrollment Form authorizing a new level of Contributions in accordance with Section 6.2, (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
7.    Grant of Option. On each Offering Date, each Participant in the applicable Offering shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated Contributions during the Offering Period by the applicable Purchase Price; provided that in no event shall any Participant purchase more than 10,000 shares of Common Stock in a particular Offering (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13), unless such number is modified by the Committee and communicated in a manner consistent with Treasury Regulation Section 1.423-2 prior to the commencement of a particular Offering.
8.    Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated Contributions will be used to purchase the maximum number of whole shares of Common Stock that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased, unless otherwise determined by the Committee. Any accumulated Contributions remaining in the Participant’s notional account as a result of the fact that fractional shares may not be purchased will be carried forward and applied toward the purchase of whole shares of Common Stock for the next following Offering Period. No other accumulated Contributions remaining in the Participant’s notional account will be carried forward to a subsequent Offering Period unless otherwise determined by the Committee (for the 423 Component, in a manner consistent with Treasury Regulation Section 1.423-2(f)(5)).
9.    Delivery of Shares; Transfer Restriction; Shareholder Rights. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of the Participant’s option. Unless otherwise determined by the Committee, shares of Common Stock are required to be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and retained in (and not transferred out of) the ESPP Share Account with such Designated Broker (i) indefinitely (or for such shorter period as determined by the Committee) or (ii) subject to Section 19.6, until an earlier disposition of the shares of Common Stock. With respect to Participants in the Non-423 Component, the transfer restriction need not apply on a uniform basis to each Participant. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10.    Withdrawal.
10.1    Withdrawal Procedure. A Participant may withdraw from an Offering by submitting a revised Enrollment Form, indicating such Participant’s election to withdraw at least 10 days before the Purchase Date, or such other period determined by the Committee. The accumulated Contributions held on behalf of a Participant in such Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating such Participant’s election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no Contributions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1.
10.2    Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon such Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
11.    Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan and the Contributions in the Participant’s notional account that have not been used to purchase shares of Common Stock shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated.
12.    Interest. No interest shall accrue on or be payable with respect to the Contributions of a Participant in the Plan, unless required by applicable law.
13.    Shares Reserved for Plan.
13.1    Prior Plan Shares. Any shares of Common Stock that remain available for issuance under the Prior Plan immediately following the offering period ending on June 15, 2026

(the “Prior Plan Shares”), shall be added to the shares of Common Stock available for issuance under the Plan.
13.2    Share Pool.    Subject to adjustment under Section 18.1 herein, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is the sum of (x) 200,000 shares of Common Stock and (y) the Prior Plan Shares. Shares of Common Stock issued under the Plan may be newly issued shares, treasury shares or shares acquired on the open market.
13.3    Over-Subscribed Offerings. The number of shares of Common Stock that a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering, would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14.    Transferability. No Contributions credited to a Participant or any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, other than by will, the laws of descent and distribution, or as provided in Section 17. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15.    Application of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such Contributions unless required by applicable law.
16.    Statements. Upon request, a Participant will be provided with a statement that shall set forth the Contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any Contribution amounts remaining in the Participant’s notional account. Statements may be delivered electronically in the discretion of the Committee.
17.    Delivery upon Death. In the event of the death of a Participant, the Company will deliver any cash Contributions collected and credited to the Participant’s notional account prior to the Purchase Date of an Offering Period to the executor or administrator of the estate of the Participant.
18.    Adjustments; Dissolution or Liquidation; Corporate Transactions.
18.1    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common

Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.
18.2    Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date that occurs before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
18.3    Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date that occurs before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
19.    General Provisions.
19.1    Equal Rights and Privileges.    Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the 423 Component shall have the same rights and privileges.
19.2    No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
19.3    Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account.
19.4    Successors. The Plan shall be binding on the Company and its successors.
19.5    Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the issuance and exercise of such option, and the issuance and delivery of the shares of Common Stock pursuant thereto, shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, the laws of any non-U.S. jurisdiction where an option to purchase shares of Common Stock is, or will be, granted under the Plan, and the requirements of any stock exchange or national market system upon which the shares may then be listed.

19.6    Disqualifying Dispositions; Mandatory Holding Period. Each Participant in the 423 Component shall give the Company prompt written notice of any disposition of shares of Common Stock acquired pursuant to the exercise of an option under the Plan, if such disposition is made within two years after the Offering Date or within one year after the Purchase Date. The Committee may determine to impose a mandatory holding period during which Participants in the 423 Component and Non-423 Component may not dispose of shares of Common Stock acquired pursuant to the exercise of an option under the Plan, provided that such mandatory holding period will not exceed the longer of: (a) the two-year period after the applicable Offering Date, or (b) the one-year period after the applicable Purchase Date. With respect to Participants in the Non-423 Component, a mandatory holding period (if any) need not apply on a uniform basis to each Participant.
19.7    Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board.
19.8    Term of Plan. The Plan was adopted by the Board on February 12, 2026, and shall become effective upon the Effective Date. The Plan shall terminate automatically on February 12, 2036, provided that it may be terminated by the Board on any earlier date as provided in Section 19.9.
19.9    Amendment or Termination. The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. Notwithstanding the foregoing, any amendment to the Plan that requires shareholder approval under applicable law must be approved by the Board, and then submitted to the Company’s shareholders for approval. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) and all amounts that have not been used to purchase shares of Common Stock will then be returned to Participants.
19.10    Applicable Law. The laws of the Commonwealth of Massachusetts shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11    Section 423 of the Code. The 423 Component is intended to qualify as an employee stock purchase plan under Section 423 of the Code and will be interpreted accordingly; provided that the Company does not guarantee any particular tax treatment with respect to an option granted under the Plan.
19.12    Withholding. To the extent required by applicable U.S. federal, state, local or non-U.S. law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax, social insurance contribution or other obligations that arise in connection with the Plan. At any time, the Company or Employer may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or Employer to meet applicable withholding obligations. In addition, the Company may (i) withhold from the proceeds of the sale of shares of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock (or fractional shares of Common Stock, if permitted by the Committee) otherwise issuable upon purchase having an aggregate fair market value sufficient to satisfy applicable withholding obligations. The Company or Employer also may withhold by any other means set forth in the applicable Enrollment Form.
19.13    Notice. Any written notices provided for in the Plan shall be deemed sufficiently given if either hand delivered or if sent by electronic transmission or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s last known physical or email address indicated by the Company’s records, or if to the Company, to the Company’s Chief Administrative Officer at the Company’s headquarters.
19.14    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
19.15    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.